Exhibit 10-AAjj

Uncommitted Account Receivable Purchase Agreement

Dated 23 January 2006

Tech Data GmbH & Co. OHG

(Supplier)

Citibank International, plc

(Purchaser)

Contents

1	Definitions and Interpretation	1

2	Object of the Agreement	4

3	Purchase of Account Receivable	4

4	Representations and Warranties	5

5	Undertakings	6

6	Price Adjustments and Interest	7

7	Additional Costs	8

8	Servicing and Management of Purchased Receivables.	8

9	General	9

10	Notices	10

11	Assignments	10

12	Governing Law	10

Schedule 1 – Supplier Pricing Schedule and Customer Data sheet		12

Schedule 2 - Purchase Request		13

Schedule 3 - Notice of assignment		15

Contents (1)

Uncommitted Account Receivable Purchase Agreement made on 23 January 2006

Between

(1)	Tech Data GmbH & Co. OHG (the Supplier) of Kistlerhofstrasse 75, D-81379 Munich, Germany; and

(2)	Citibank International Plc (the Purchaser) acting through its office at 25, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.

Whereas

A	From time to time the Supplier enters into commercial trade transactions with a Customer (as hereinafter defined) for the sale of goods and/or services, resulting in Account Receivables (as hereinafter defined) owed by the Customer to the Supplier.

B	From time to time, the Supplier may wish to sell, and the Purchaser may wish to purchase, such Account Receivables with their accompanying rights and proceeds subject to the terms and conditions set forth in this Agreement.

Now, therefore, the Supplier and the Purchaser agree as follows:

It is agreed:

1	Definitions and Interpretation

Account Receivable(s) means any indebtedness of the Customer to the Supplier:

1.1	evidenced by an invoice, which indebtedness shall include the right to receive payment of interest or finance charges or other liabilities of the Customer under the relevant contract to which such invoice relates; and

1.2	that may be subject to additional agreements including, but not limited to, Delkredere Agreements or Insurance Contracts.

Adjustment(s) means, with respect to each Account Receivable the percentage set forth in the Schedule 1 relevant to the Customer as amended from time to time based on the Purchaser’s evaluation of discounts and allowances as are in force between the Supplier and the Customer.

Business Day means a day on which banks are open for business in London, Germany and the principal financial centre of each relevant currency.

Collection Account means, individually and collectively, any bank account maintained with Citigroup Global Markets Deutschland AG & Co. KGaA (unless otherwise agreed by the parties in writing) which is established for the purpose of receiving payments and other monies and proceeds collected with respect to Account Receivables, which shall be subject to a Control Agreement in favour of the Purchaser, in form and substance satisfactory to the Purchaser.

Commercial Dispute means inter alia (i) any returns, replacements, credits and any other Adjustments relating to any Purchased Receivable, or (ii) any disputes or claims including, but not limited to, any dispute alleged as to price, rebates, volume discounts, invoice terms, payment of mandatory fees for (e.g. copyright royalties, WEEE (Waste of Electrical and Electronic Equipment)), offset of counterclaims, quantity or quality, breach of contract, warranty, representation, or covenant by the Customer in respect of any Purchased Receivable, late or wrongful delivery and related claims, or general breakdown in commercial relations between the Supplier and the Customers, arising out of, or in connection with, all or any portion of a Purchased Receivable or any other transaction related thereto. For the avoidance of doubt, the Purchaser and Supplier expressly agree that the Customer’s non-payment caused solely by an Insolvency Event shall not qualify as a Commercial Dispute.

Control Agreement means a deposit account control agreement or a blocked account agreement in form and substance satisfactory to the Purchaser with respect to a Collection Account by and among the Purchaser, the Supplier, and the financial institution with which each Collection Account is maintained.

Credit and Collection Policies and Procedures shall mean those credit and collection policies and procedures delivered and certified to the Purchaser by the Supplier as of the date of this Agreement.

Customer shall mean an entity or entities, agreed upon by Supplier and Purchaser from time to time, that enters into commercial trade transactions with Supplier for the sale of goods and/ or services resulting in Accounts Receivable, and in respect of which the Purchaser and Supplier have concluded a Schedule 1 covering specific requirements for the relevant Account Receivables and conditions of purchase.

Customer Limit means, without obligation to the Purchaser, the maximum Receivables Balance that the Purchaser may be prepared to purchase at any time as set forth in the relevant Schedule 1 for a Customer.

Delkredere means the liability of a Delkredere Obligor for the payment of any Account Receivable in the event of the respective Customer’s inability to pay, as accepted by the relevant Delkredere Agreement.

Delkredere Agreement means any agreement between the Delkredere Obligor and the Supplier, stating the Delkredere.

Delkredere Claim means any indebtedness of the Delkredere Obligor the Supplier under a Delkredere Agreement.

Delkredere Obligor means an entity or entities providing a Delkredere in respect of a Customer as set out in the relevant Schedule 1.

EURIBOR means, in relation to any amount in Euro and any period: the applicable Screen Rate; or

(i)	(If no Screen Rate is available for Euro or other relevant period) the rate (rounded upwards to four decimal places) at which the Purchaser is able to obtain deposits in Euro from leading banks in the European Interbank market;

(ii)	as at 11.00 am (London time) on the Quotation Day for the offering of deposits in Euro and amount and for the relevant period in respect of which EURIBOR is to be determined;

EURO or € means the single currency introduced in the third stage of economic and monetary union pursuant to the EC Treaty.

Insolvency Event means, in relation to the Customer, that any of the following has occurred:

(i)	the Customer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Customer other than a solvent liquidation or reorganisation of the Customer; (ii) a composition, assignment or arrangement with any creditor of the Customer; (iii) the appointment of a liquidator (other than in respect of a solvent liquidation of the Customer), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Customer or any of its assets; provided, that any such event arising by reason of currency restrictions or foreign political restrictions or regulations beyond the control of the Supplier or the Customer shall not be deemed an “Insolvency Event” hereunder; or

(ii)	any procedure or step analogous to any of the foregoing is taken in any jurisdiction.

Insurance Coverage Provider means any credit insurance coverage provider with whom the Supplier has entered into an insurance policy with in respect of any Account Receivable.

Insurance Contract means any comprehensive insurance contract in form and substance satisfactory to the Purchaser made between the Supplier and any Insurance Coverage Provider in respect of a Purchased Receivable.

Insurance Proceeds means all insurance proceeds payable pursuant to any Insurance Contract.

Insurance Cap means the maximum liability of an Insurance Coverage Provider in respect of a Customer.

Invoice Amount means, as off each Settlement Date, the aggregate nominal Euro amount of all Account Receivables offered for sale to the Purchaser.

Next Settlement Date means the subsequent Settlement Date indicated in a Purchase Request, which, unless otherwise agreed, shall not fall more than 45 days from the previous Settlement Date.

Maturity Date means, in respect of an Account Receivable, the date on which such Account Receivable becomes due and payable by the Customer as specified in the Purchase Request.

Program Fee shall mean the fee paid by the Supplier directly to the Purchaser in Euros for the program, which shall be in the amount computed in accordance with the formula contained in Schedule 1.

Purchase Date means each date on which the Purchaser purchases an Account Receivable, which, unless otherwise agreed, shall be the date specified in the Purchase Request, whereby the Supplier will aim to propose such date to be on spot basis, but not later than 3 Business Days after the Purchaser receives the duly signed Purchase Request.

Purchase Request means, in relation to each Account Receivable, a database containing the information set out in Schedule 2, which information will identify the specific Account Receivables that are being offered for sale to Purchaser by Supplier.

Purchase Price shall mean the purchase price paid by the Purchaser directly to the Supplier for the account of the Supplier in Euros for the Purchased Receivables which shall be in the amount computed according to the formula contained in the relevant Schedule 1.

Purchased Receivables means the Account Receivables that have been assigned to and purchased by the Purchaser from the Supplier in relation to a Customer pursuant to the provisions of this Agreement.

Quotation Day means, in relation to any period for which a rate per annum is to be determined, two Business Days before the first day of that period unless market practice differs in the relevant interbank market, in which case the Quotation Day will be determined by the Purchaser in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant market on more than one day, the Quotation Day will be the last of those days).

Receivables Balance means the total outstanding balance of all Purchased Receivables from the Supplier in respect of a Customer as of any applicable Purchase or Settlement Date.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant periods displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or services cease to be available, the Purchaser may specify another page or service displaying the appropriate rate with the advance consent of Supplier.

Servicer shall mean the Supplier, or any successor thereto, which provides the services described in Section 8.

Settlement Date means each date on which the parties effect the settlement procedures set forth in Section 3.2.

2	Object of the Agreement

2.1	Subject to the terms and conditions of this Agreement, the Supplier may from time to time offer to sell Account Receivables to the Purchaser by submitting a Purchase Request to the Purchaser and the Purchaser at its sole discretion may agree to acquire such Account Receivables.

2.2	The Supplier shall not be entitled to serve a Purchase Request on the Purchaser unless (i) each of the representations set out in Clause 4 is true on the date of the Purchase Request and the proposed Purchase Date for the relevant Account Receivables; (ii) the relevant Purchase Request has been duly executed by a duly authorised person on behalf of the Supplier; (iii) each of the Account Receivables meets the requirements of the relevant Schedule 1; and (iv) after the purchase of the Accounts Receivable by the Purchaser, the Customer Limit and, if applicable, the Insurance Cap for the relevant Customer would not be exceeded.

2.3	For the purpose of this Agreement, the Supplier assigns to the Purchaser all of its right, title, benefit and interest to and to all monies due to the Supplier from time to time in relation to each Account Receivable the Purchaser purchases in accordance with clause 3.1 hereof, together with any other claims relating to such Account Receivables, including, in each case, all rights to demand, receive or dispose of any such monies or claims, all rights to sue for or in relation thereto and all rights of action against any person in connection therewith or otherwise to enforce the same. For the purpose of this Agreement, the aforementioned assignment of any Account Receivable from Supplier shall be deemed accepted by the Purchaser by payment of the Purchase Price in respect of such Account Receivable .

2.4	If the Purchaser in its sole discretion and for any reason whatsoever is not willing to purchase any Account Receivable offered to it in any Purchase Request, the Purchaser shall notify the Supplier of its decision within 3 Business Days of receipt of the Purchase Request.

3	Purchase of Account Receivable

3.1	Unless the Purchaser has notified the Supplier that it is not willing to purchase any Account Receivable specified in a Purchase Request received by the Purchaser, the Purchaser shall (subject to (i) the terms of the Schedule 1 in relation to the relevant Customer from time to time in force and (ii) the settlement procedures set forth in Clause 3.2 below) purchase such Account Receivable and shall pay the Purchase Price in respect of such Account Receivable to the Supplier into an account or accounts with any such bank or banks as the Supplier may notify the Purchaser in writing from time to time, on the Purchase Date specified in the Purchase Request as the proposed purchase date for such Account Receivable.

3.2	The parties shall adhere to the following settlement procedures, unless otherwise agreed by the Purchaser, for so long as this Agreement remains in effect or any Receivables Balance remains outstanding:

i.	The Servicer shall provide to the Purchaser on a monthly basis (or at such times as otherwise requested by the Purchaser) an accounts aging trial balance report in such form and with such detail as approved by the Purchaser, for all Purchased Receivables, and the Servicer shall provide to the Purchaser any other reporting reasonably requested by the Purchaser. In respect of Purchased Receivables which remain unpaid after the Maturity Date, the Servicer shall inform the Purchaser within 90 days thereof whether such non-payment was caused by a Commercial Dispute or some other cause.

ii.	The Servicer shall pay to the Purchaser to the account notified to Servicer on or before each Settlement Date all amounts the Servicer has collected (including any Insurance Proceeds, Delkredere Claims or other monies received in respect of any Purchased Receivables) since the preceding Settlement Date on account of Purchased Receivables or otherwise for the benefit of the Purchaser, the Program Fee, if any, and all amounts otherwise owed by the Supplier to the Purchaser as of such Settlement Date (including, without limitation, amounts owed in accordance with Clause 6 hereof).

iii.	The Servicer shall identify and hold in trust for the Purchaser all amounts remitted or paid to the Servicer, if any, on account of Purchased Receivables as the property of the Purchaser (including, if applicable, any Insurance Proceeds or Delkredere Claims received in respect of any Purchased Receivables), and shall immediately deposit all such funds to such account that the Purchaser will notify the Servicer from time to time, subject to reconciliation on each subsequent Settlement Date.

iv.	If the relevant Schedule 1 for the Customer requires an Insurance Contract be in place, and the total value of Account Receivables owed by that Customer exceeds the Insurance Cap at the time of a claim, the Supplier will ensure that the Purchaser receives the same amount of Insurance Proceeds as if the total value of Account Receivables were equal to or less than the Insurance Cap.

v.	The obligations owed by the parties to one another as of each Settlement Date shall be netted against one another. All payments to be made by the Purchaser to the Supplier or by the Supplier to the Purchaser hereunder shall be made in Euros in same day funds in time to be credited in accordance with normal banking procedures on the day when such payment is due and payable in accordance with the most current written wire instructions previously provided by one party to the other party.

4	Representations and Warranties

The Supplier hereby makes the following representations and warranties as of the date hereof, as of each day a Purchase Request is delivered hereunder and as of each proposed date for the purchase of an Account Receivable by the Purchaser as if made on each such date with reference to the facts and circumstances then existing:

(a)	the contract relating to each Account Receivable assigned to the Purchaser is in full force and effect and legally valid and binding on the Customer and the Supplier is not aware of any material breach thereof or in default thereunder;

(b)	this Agreement and each Purchase Request constitute or will, when delivered, constitute its legal, valid and binding obligations enforceable in accordance with its terms and this Agreement when duly executed is effective to assign the Account Receivables and any accompanying rights (if any, including, without limitation, any Delkredere Claims) to the Purchaser;

(c)	if applicable, the Delkredere Agreement is in full force and effect and legally valid and binding on the Delkredere Obligor;

(d)	if applicable, it has a valid Insurance Contract in respect of each Purchased Receivable and each Insurance Contract constitutes legally valid and binding obligations each enforceable in accordance with its terms and each Insurance Contract is legally valid and binding and effective to name the Purchaser as loss payee or co-insured in relation to each Purchased Receivable;

(e)	each Account Receivable assigned to the Purchaser is freely assignable and constitutes amounts due and payable by the Customer on the relevant Maturity Date and each Account Receivable assigned to the Purchaser pursuant to a Purchase Request constitutes an unconditional, legal, valid and binding obligation of the Customer enforceable by the Purchaser against the Customer and the assets of the Customer and has not, to any extent, been prepaid;

(f)	immediately prior to the delivery of each Purchase Request by the Supplier, the Supplier was the legal and beneficial owner of each Account Receivable identified in such Purchase Request and it has not assigned, transferred or otherwise disposed, or created any encumbrance or security interest over any such Account Receivable, other than to the Purchaser and with the exception that the Supplier may in the ordinary course of business agree with its suppliers and vendors extended and/or expanded forms of reservation of title and title retention rights; and

(g)	the Supplier shall pay those of the vendors with whom it has entered into a distribution agreement in the ordinary course of business.

5	Undertakings

5.1	The Supplier hereby agrees and undertakes as related solely to the Purchased Receivables:

(a)	not to create or permit to subsist any encumbrance over any of the Supplier’s rights, title and interest in and to any contract relating to any Account Receivable and not to assign, transfer or otherwise deal with any of its rights in respect of any such contract or any Account Receivable, with the exception of expanded forms of reservation of title and title retention rights in the ordinary course of business;

(b)	to take commercially reasonable steps to assist the Purchaser to recover each Purchased Receivable and any accompanying claims (if any, including, without limitation, any Delkredere Claims) and/ or to assist the Purchaser to perfect the assignment to the Purchaser of any Purchased Receivable and of any such accompanying claim;

(c)	(i) to maintain and implement administrative and operating procedures and to keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables or in order to comply with applicable laws and regulations; (ii) to retain all such records and information relating thereto so long as any Purchased Receivable remains outstanding; and (iii) to hand such records and documentation to the Purchaser promptly on request;

(d)	not to amend, cancel or terminate any Delkredere Agreement, Insurance Contracts or any other contract to which any Account Receivable assigned to the Purchaser relates and not to, or purport to, terminate, revoke or vary any term or condition of or extend the Maturity Date of any Purchased Receivable and to refrain from any action which might in any way prejudice or limit the Purchaser’s rights under or in respect of any Purchased Receivable or any respective accompanying claims;

(e)	to procure that the Purchaser is named as loss payee or co-insured on all required Insurance Contracts;

(f)	if an Insurance Contract is required by the relevant Schedule 1, to ensure that:

(i)	each Insurance Contract is at all times in full force and effect;

(ii)	it makes timely claims under each Insurance Contract as required by the Purchaser;

(iii)	it procures that all payments received from an Insurance Coverage Provider in respect of a claim are paid into the Collection Account or to such other account as the Purchaser may specify; and

(iv)	not to compromise or settle any claim under any Insurance Contract without the prior written consent of the Purchaser; and

(v)	to take any other action reasonably required by the Purchaser or the Insurance Coverage Provider with a view to recovering monies due and minimising loss;

(g)	to provide the Purchaser at its request from time to time with any and all information that the Supplier creates, sends, has or receives in respect of each Insurance Contract and any associated Insurance Proceeds;

(h)	to notify the Purchaser immediately upon the withdrawal of, or amendment to, any of the limits or other endorsement or alteration to the terms of any Insurance Contract;

(i)	acknowledges and agrees that the Purchaser may, from time to time, appoint any employee, manager, agent or correspondent to review such information provided to the Purchaser and provide the Purchaser with the results of such due analysis;

(j)	to immediately inform the Purchaser upon becoming aware of any Delkredere Obligor’s intention to terminate a Delkredere Agreement; and

(k)	promptly after execution of (i) this present agreement; and (ii) any further Schedule 1 with respect to an additional Customer, to serve a notice of assignment on the relevant Customer and (if applicable) the Delkredere Obligor substantially in the form as set forth in Schedule 3 hereto.

5.2	The Supplier hereby irrevocably authorizes the Purchaser, in its sole discretion, to file any document or financing statements, and any amendments thereto, in relation to all or any Purchased Receivable or Insurance Contract, without the signature of Supplier, to the extent permitted by applicable law. If not so permitted by applicable law, or in such other circumstances as the Purchaser may reasonably request, the Supplier will execute and file any such document, financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Purchaser’s ownership interest in any Purchased Receivable or Insurance Proceeds.

5.3.	Notwithstanding the foregoing, if the relevant Schedule 1 requires an Insurance Contract, the Supplier shall notify the Purchaser immediately or as soon as reasonably practicable if any Purchased Receivables are no longer the subject of such Insurance Contract. If such event occurs the Purchaser can terminate this Agreement immediately for good cause in respect of the relevant Customer.

6	Price Adjustments and Interest

6.1	Price Adjustments

6.1.1	If any Purchased Receivable shall be an amount less than that specified in the Purchase Request (after giving effect to any Adjustments known on the Purchase Date) by reason of one or more credit notes or equivalent documents issued by the Supplier, or a reduction taken by the Customer in respect of a discount or other claim, then the Purchase Price is to be adjusted accordingly and Supplier shall pay such difference to the Purchaser on the next Settlement Date.

6.1.2	If a Commercial Dispute regarding a Purchased Receivable occurs, the Purchase Price shall be adjusted accordingly and the Supplier shall pay to the Purchaser in respect of such Purchased Receivable an amount equal to, and in the same currency as, the reduction to the Purchase Price caused by such Commercial Dispute on the next Settlement Date.

6.1.3	Any payment received by the Purchaser in respect of a Purchased Receivable which has been adjusted in accordance with this Clause 6.1 shall be passed through to the Supplier to the extent such payment exceeds the adjusted Purchase Price of such Purchased Receivable.

6.2	Default Interest

6.2.1	In the event that any amount payable by the Supplier pursuant to Clauses 6.1.1 , 6.1.2 or this Clause 6.2 remains unpaid on the date on which it becomes due and payable the Purchaser shall charge and the Supplier shall pay interest (Additional Interest) from time to time on any such unpaid amount due from the Supplier to the Purchaser during the period from (and including) the due date thereof to ( but excluding) the date payment is received by the Purchaser in full, at a rate equal to the aggregate of (i) the Applicable Margin plus EURIBOR applicable pursuant to the relevant Schedule 1 (calculated by reference to such calculation periods ending on or before the date payment is made in full as the Purchaser may select and notify to the Supplier from time to time ) and (ii) 2% per annum.

6.2.2	Such Additional Interest shall be payable at the end of each calculation period selected and notified by the Purchaser (as referred to above) by reference to which interest is calculated and may be deducted by the Purchaser from amounts which would otherwise be due to the Supplier from time to time under this Agreement.

7	Additional Costs

7.1	The Supplier shall pay to the Purchaser on demand:

(a)	all costs, charges and expenses including legal costs, in relation to the enforcement of this Agreement and any Purchase Request;

(b)	all stamp, documentary, registration or other like duties or taxes, including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with any this Agreement or any Purchase Request or the purchase by the Purchaser of any Account Receivable.

8	Servicing and Management of Purchased Receivables.

8.1	The Purchaser appoints the Supplier (when acting in such capacity, herein referred to as “Servicer”) to act as “Servicer” hereunder and to service the Purchased Receivables hereunder. The servicing of Purchased Receivables shall include, but not be limited to: (1) managing the collection of the Purchased Receivables and undertaking commercially reasonable action or all legal or other proceedings to enforce payment; (2) taking commercially reasonable actions necessary to request or demand that the Customer pays Purchased Receivables if such Purchased Receivables are due and payable; and (3) administer, service and manage the collection and servicing of the Purchased Receivables in the ordinary course of business with at least the same standard of care and procedures as the Supplier uses in the servicing and management of Receivables owned by the Supplier.

(a)	The Servicer shall implement and comply in all material respects with the Credit and Collection Policies and Procedures and shall perform all obligations described herein, including without limitation, those obligations described in Section 3.2 hereof.

(b)	The Servicer shall administer, service and manage the collection and servicing of the Purchased Receivables in the ordinary course of its business in compliance with all applicable laws, rules and regulations.

(c)	The Servicer shall arrange to have all payments from the Customers or otherwise related to the Purchased Receivables made separately and directly to the Collection Account and shall not permit any payments from other customers to be made to the Collections Account.

(d)	The Servicer shall be responsible for all of the fees, costs and expenses incurred in connection with the management and collection of the Purchased Receivables, unless the Customer’s non-payment was caused by an Insolvency Event. The Servicer shall obtain or cause to be obtained all licenses, permits and regulatory approvals necessary to collect the Purchased Receivables and otherwise comply with all applicable laws, rules and regulations.

(e)	The Servicer agrees that, except as historically applied in the normal, customary and ordinary course of its business with respect to the collection of its own Account Receivables (and which standard of practice shall at least constitute the average level of collection practices of its industry), it will not adjust, settle, or compromise the amount due under any Purchased Receivables without the prior written consent of the Purchaser.

8.2	In partial consideration for its performance of its duties as Servicer, including section 8.1(d) hereof, the Purchaser shall assign to the Supplier, and the Supplier shall be entitled to receive and retain, all amounts from time to time paid by the depository bank where the Collection Account is maintained as interest or other investment return on the funds from time to time held in the Collection Account. The Supplier agrees that it will report all such amounts as its income and be responsible for paying all income and other taxes in respect thereof. Amounts shall be payable monthly to the Supplier upon receipt and review by the Purchaser and the Supplier of the applicable periodic statements for the Collection Account following the actual crediting of such amounts to the Collection Account.

8.3	At its sole discretion, the Purchaser may replace the Supplier (or any successor Servicer) as the Servicer.

8.4	If the Servicer intends to make any material changes to the Credit and Collection Policies and Procedures that are outside the ordinary course of business and would effect the Account Receivables, the Servicer shall notify the Purchaser in writing giving details and an explanation of such proposed change, and unless the Purchaser objects within ten (10) days of receipt of such written notice, such change shall be deemed approved by the Purchaser.

8.5	The Purchaser (including its auditors, legal counsel or accountants retained by Purchaser) may inspect and request copies of such books and records relating to Purchased Receivables at any time at each Servicer’s offices during normal business hours and upon notice given at least three (3) Business Days in advance to the Service. Servicer shall (i) bear responsibility for ensuring that Purchaser has the right to inspect, obtain copies, and gain access to any such books and records held or maintained by any third party, and (ii) bear any loss occasioned by Purchaser’s inability to obtain access to information with respect to such Purchased Receivables from the books and records.

9	General

9.1	Each party may terminate this agreement upon 30 (thirty) days’ prior written notice. The Termination of this Agreement shall not effect the obligations of the Servicer to continue servicing those receivables that have been purchased by the Purchaser prior to the termination, nor have any effect on arrangements set forth herein with regard to receivables sold prior to the date of termination.

9.2	Any amounts which but for this Clause 9.2 would fall due for payment by the Purchaser or the Supplier on a day other than a Business Day shall be payable on the succeeding Business Day and the Purchase Price (or as the case may be, the amount payable by the Supplier) shall, where necessary, be adjusted accordingly.

9.3	The Supplier agrees and acknowledges that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to the transactions contemplated herein and the Purchase Request. It is agreed that the Supplier has not relied on any representation of the Purchaser in this regard.

9.4	The Purchaser shall be entitled to rely on any communication sent by the Supplier, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by the Supplier.

9.5	This Agreement may be executed in any number of counterparts (including by facsimile transmission) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.6	The Supplier agrees and acknowledges that it is a sophisticated party in relation to the Supplier relevant documents and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to the transactions contemplated in the Supplier relevant documents. It is agreed that the Supplier has not relied on any representation of the Purchaser in this regard.

9.7	The Supplier shall remain liable to perform all obligations assumed by it under any contract with the Customer and the Purchaser shall be under no obligation of any kind whatsoever under such contract or be under any liability whatsoever in the event of any failure by the Supplier to perform its obligations under any such contract.

10	Notices

10.1	All notices, requests and demands given or made under this Agreement shall be given or made in writing and unless otherwise stated shall be made by telefax or letter using the address as specified below or such other address as the party may designate to the other party:

To the Supplier:

Attention: Mark-Björn König and Norbert Sourek

Address: 75 Kistlerhofstraße, D-81379 Munich, Germany

Facsimile: +49 89 4700 2777

To the Purchaser:

Attention: Trade Finance Operations

Address: 4th Floor, 68, Molesworth Street, Lewisham, London SE13 7EU

Facsimile: +44 20 7500 8063

10.2	All notices or other communication shall be deemed to have been received:

(i)	if sent by fax with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;

(ii)	in the case of a notice given by hand, on the day of actual delivery;

(iii)	if sent by post, 5 Business Days after being deposited in the post with first class prepaid postage, provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

11	Assignments

11.1	The Purchaser may at any time assign, transfer or sub-participate (including by way of novation) any of its rights and obligations hereunder or under any Purchase Request to another bank or financial institution. The Supplier may not assign or otherwise transfer its rights, benefits or obligations or any of them hereunder.

12	Governing Law

12.1	This Agreement shall be governed by and construed in accordance with German law.

12.2	The Supplier irrevocably agrees for the exclusive benefit of the Purchaser that the courts of Germany shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts. The Supplier irrevocably waives any objection which it may have now or in the future to the courts of Germany being nominated for the purpose of this Clause on the ground of venue or otherwise and agrees not to claim that any such court is not a convenient or appropriate forum.

As witness the hands of the authorised signatories of the parties hereto the day and year first above written.

The Supplier

Executed for and on behalf of 12.1 Tech Data GmbH & Co. OHG by and	) ) )

The Purchaser

Executed for and on behalf of Citibank International Plc by and	) ) )

Schedule 1 – Supplier Pricing Schedule and Customer Data sheet

In relation to the Uncommitted Account Receivable Purchase Agreement dated 23 January 2006, the Purchaser and the Supplier hereby agree to include the following Customer(s) on the below stated terms:

Customer: [•]

Customer Limit: [•]

Adjustments: [•]

[Delkredere Obligors: [•]]

[Delkredere Agreement: [•]]

[Insurance Contract: [•]]

Applicable Margin: [•]

Account for the payment of sums owing to the Citibank International plc in respect of the Purchased Receivables: [•] unless notified otherwise in writing by the Purchaser.

Account for the payment of sums owing to Tech Data GmbH & Co. OHG by the Servicer in respect of the Purchased Receivables: [•] unless notified otherwise in a Purchase Request by the Supplier.

The Program Fee shall be calculated as follows:

The Purchase Price shall be calculated as follows:

The effective date of this Schedule 1 shall be: [•]

Agreed by:

CITIBANK INTERNATIONAL PLC	TECH DATA GmbH & Co. OHG

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

Schedule 2 - Purchase Request

Receivables Purchase Request

Finanzierungsbescheinigung über einen Kredit für den Ankauf von Forderungen aus Lieferungen und Leistungen

Tech Data GmbH & Co. OHG

Shaded cells require input, all others are calculated/ Schattierte Zellen sind eingabepflichtig, alle übrigen werden berechnet

Settlement Date/ Abrechnungsdatum:	[	•]

Tech Data’s account number/ Tech Datas Konto Nummer:	[	•]

Next Settlement Date/ Datum der nächsten Abrechnung	[	•]

12.2 RECEIVABLES BALANCE & COLLECTIONS FORDERUNGSBESTAND & INKASSI

Please complete this section only for settlements. For purchase requests, please leave this section empty. Diesen Abschnitt bitte für Abrechnungen ausfüllen. Für den Ankauf von Forderungen bitte diesen Abschnitt leer lassen.

Receivables Balance as of last Settlement Date Forderungsbestand zum Zeitpunkt der letzten Abrechnung	€ [•]

Deductions from Receivables Balance Abzüge vom Forderungsbestand	€ [•]

Face value of paid invoices during the current period Nennwert der bezahlten Warenrechnungen während des laufenden Zeitraums.	€ [•]

Collections during the current period Inkassi während des laufenden Zeitraums	€ [•]

Receivables Balance for the current Settlement Date Forderungsbestand am aktuellen Abrechnungsdatum			€ [•]

NEW RECEIVABLES NEUE FORDERUNGEN

12.3 Please complete this section in the case of new purchases only. Diesen Abschnitt bitte nur im Fall eines Neuerwerbs ausfüllen.

Invoice Amount offered for sale Zu verkaufender Forderungsbetrag	€ [•]

Proposed Purchase Date Vorgeschlagenes Kaufsdatum	[Date]

Total/ Summe			€ [•]

Current Receivables Balance plus New Account Receivables purchased Aktueller Forderungsbestand zuzüglich angekaufter neuer Forderungen			€ [•]

DEDUCTIONS FROM RECEIVABLES BALANCE – WORKSHEET ABZÜGE VOM FORDERUNGSBESTAND - ROHBILANZ

Price Adjustments Adjustierter Preis	€ [•]

Deductions from Invoice Amount Abzüge vom Rechnungsbetrag	€ [•]

Credit Notes Gutschriftanzeigen	€ [•]

Deductions from Receivables Balance Abzüge vom Forderungsbestand	€ [•]

Note: support file is the “Sold Invoices File” Anm.: Dateianhang ist das ‘Sold Invoices File’.

The capitalized terms used herein shall have the same meeting as set forth in the Agreement (as defined below) except as otherwise provided herein. This certificate and supporting data (collectively the “Certificate”) is delivered in connection with that certain Uncommitted Account Receivable Purchase Agreement dated 23 January 2006 as amended from time to time (the “Agreement”) between Citibank International plc (“Citibank”) and Tech Data GmbH & Co. OHG (“Tech Data”). Tech Data certifies to Citibank that the information contained herein is true, correct and based upon the information contained in Tech Data’s financial reporting records.

The Supplier confirms that all representations and warranties set out in the Agreement are correct as at the date hereof and as of the proposed Purchase Date in respect of each Account Receivable referred to above and the circumstances existing on the date hereof now and as of the proposed Purchase Date.

Acknowledged by:

CITIBANK INTERNATIONAL PLC	TECH DATA GmbH & Co. OHG

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:

Schedule 3 - Notice of assignment

NOTICE OF ASSIGNMENT

To: [Customer or Delkredere Obligor (if applicable)]

Dear Sirs,

We refer to the agreements concluded by and between your affiliates and Tech Data GmbH & Co. OHG for the supply of certain goods to you (the “Supply Contracts”) [and the agreement between yourselves and Tech Data GmbH & Co. OHG [dated [•],(the “Delkredere Agreement”, and together with the Supply Contracts,] the “Underlying Agreement[s]”).

We hereby inform you that we have assigned and will be assigning on an ongoing basis some or all of our rights, title and interest in and to the amounts payable under the Underlying Agreement[s] by you [or your affiliates] to Tech Data GmbH & Co. OHG to Citibank International plc acting through its office at 25, Canada Square, Canary Wharf, London E14 5LB, United Kingdom, on the basis of an account receivables purchase agreement dated 23 January 2006.

We hereby request you to fulfil your [and your affiliates’] payment obligations towards us under the Underlying Agreement[s], contrary to any other provision of the Supply Contract [or the Delkredere Agreement], exclusively to the following account of Tech Data GmbH & Co. OHG:

Citigroup Global Markets Deutschland AG & Co.KGaA

Account number: 214150077

SWIFT: CITIDEFF

Currency of account: EUR

IBAN: DE10502109000214150077

or to such other account or accounts as Citibank International Plc. may notify you in writing from time to time. Any of your [or your affiliates’] payment obligation under the Underlying Agreement[s] can only be fulfilled and discharged by payment to the above mentioned account or to such other account or accounts as Citibank International Plc. may notify you in writing from time to time.

This assignment may only be withdrawn with the prior written consent of Citibank International, plc.

We also inform you that, notwithstanding the foregoing, Citibank International plc has appointed us to act as servicer for the assigned receivables. In this role, we will continue to administer, service and manage the collection and servicing of the assigned receivables. This appointment is effective until such time as Citibank International plc shall inform you in writing of its revocation.

Yours Faithfully:	Acknowledged by:

___________	___________
Date	Date

Tech Data GmbH & Co. OHG	[Customer or Delkredere Obligor]

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